Exhibit 77(c)

A special meeting of shareholders of the Pilgrim Growth Opportunities Fund and Pilgrim SmallCap Opportunities Fund was held in Phoenix, Arizona on August 25, 2000. Proposal items 2 and 3 were adjourned for Pilgrim SmallCap Opportunities Fund until August 29, 2000.

A brief description of each matter voted upon as well as the results are outline below:

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                                                                    SHARES
                                                      SHARES     VOTED AGAINST   SHARES      BROKER
                                                     VOTED FOR    OR WITHHELD   ABSTAINED   NON-VOTE      TOTAL
                                                     ---------    -----------   ---------   ---------   ----------
1.   To elect eleven (11) Directors or Trustees, as the case may be, to hold office until the election and qualification of their successors:

     Al Burton                                       18,169,541      382,124         --            --   18,551,665
     Paul S. Doherty                                 18,193,490      358,175         --            --   18,551,665
     Robert B. Goode, Jr.                            18,183,555      368,110         --            --   18,551,665
     Alan L. Gosule                                  18,195,011      356,654         --            --   18,551,665
     Walter H. May                                   18,195,069      356,596         --            --   18,551,665
     Jock Patton                                     18,190,025      361,640         --            --   18,551,665
     David W.C. Putnam                               18,196,298      355,367         --            --   18,551,665
     John R. Smith                                   18,174,863      376,802         --            --   18,551,665
     Robert W. Stallings                             18,201,815      349,850         --            --   18,551,665
     John G. Turner                                  18,202,444      349,221         --            --   18,551,665
     David W. Wallace                                18,168,148      383,517         --            --   18,551,665

2.   To approve an amendment to the advisory contract between each Fund and Pilgrim  Investments,  Inc. ("Pilgrim")
     which increases the contractual advisory feee payable to Pilgrim. Pilgrim has sought a fee increase to attempt to continue to provide high quality investment management services in the face of escalating costs in managing the Funds:

     Pilgrim Growth Opportunities Fund                9,333,579      807,045         --     2,544,629   10,140,624
     Pilgrim SmallCap Opportunities Fund              3,974,797      590,751         --     1,194,982    5,760,530

3.   To approve the following new advisory  contracts  between the Funds and Pilgrim to reflect the  acquisition of
     ReliaStar  Financial Corp.  ("ReliaStar"),  the indirect parent company of Pilgrim  Investments,  by ING Groep
     N.V.,  with no change in the fee  payable to Pilgrim as a result of the change in control.  Shareholders  were asked to approve the new advisory  contracts to take effect after the  acquisition so that  management of each
     Fund can  continue to  uninterrupted  after the  transaction,  because the current  agreements  may  terminate automatically as a result of the transaction:

3.   (a) An Investment Management Agreement, assuming Proposal 2 is approved by shareholders; and

     Pilgrim Growth Opportunities Fund                9,420,503      807,045         --     2,544,629   12,772,177
     Pilgrim SmallCap Opportunities Fund              4,079,967      485,581         --     1,194,982    5,760,530

     (b)  An Investment Management Agreement, assuming Proposal 2 is not approved by shareholders; and

     Pilgrim Growth Opportunities Fund               12,035,666      561,357         --            --   12,597,023

4.   To ratify the appointment of  PricewaterhouseCoopers  LLP as independent auditors for the Funds for the fiscal year ending December 31, 2000.

     Pilgrim Growth Opportunities Fund               12,399,043      286,210         --            --   12,685,253
     Pilgrim SmallCap Opportunities Fund              5,661,022      205,391         --            --    5,866,413
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